UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2011

CAHABA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163172	26-3439890
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

517 NW 8 Terrace
Cape Coral, Florida 33993
(Address of principal executive offices, including zip code)

(239) 220-0108
(Registrant’s telephone number, including area code)

Copy to:

Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Phone:  (212) 400-6900
Facsimile:  (212) 400-6901

2670 Towne Village Drive
Duluth, Georgia  30097
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2011, Marc Lichtenstein resigned as director, Chief Executive Officer, President, Secretary and Treasurer and all other officer positions of Cahaba Pharmaceuticals, Inc. (the “Company”) effective immediately.  Mr. Lichtenstein did not have any disagreement with the Company on any matter relating to its operations, policies or practices.

On February 1, 2011, the Company’s Board of Directors (a) increased the number of directors constituting the Board of Directors to two; (b) appointed Kenneth Spiegeland as a director and as Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer of the Company; and (c) appointed Richard Ringel as a director of the Company, effective immediately. Each new director is to serve until the next annual meeting of shareholders or until his successor is duly elected and qualified or his earlier death, resignation or removal.

Mr. Spiegeland, 47, has been a Senior Account Manager with Concord Private Jet since January, 2010.  From April 2008 to January 2010, he was a real estate broker and a partner in KBS Partnership, a real estate holding company he founded in 1985, and from January 2005 to December  2008, he was the Managing Member of New Space Closet. Prior to this, from January 2000 to November 2005, he was Division Manager with Masco Contractor Services, a subsidiary of Masco Corporation, a leading manufacturer of home improvement and building products, and from February 1998 to January 2000, he was the General Manager of Gabriel-Spry Services, a division of Gale Industries, and prior to this he served as Executive Vice President of Gabriel-Spry Company Inc. since 1983.

Mr. Ringel, 40, is currently a private investor. From January 1993 to  February 1994, he worked as a broker for South Richmond Securities, Inc. in Melville, New York.  He graduated from the State University of New York at Albany in 1992 with a Bachelor of Science degree in biology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAHABA PHARMACEUTICALS, INC.

Dated: February 7, 2011	By:	/s/ Kenneth Spiegeland
	Name:	Kenneth Spiegeland
	Title:	Chief Executive Officer and President